EXHIBIT INDEX


(h)(1) Fee Waiver Agreement, dated September 1, 2004, between American Express Financial Corporation and AXP Variable Portfolio - Select Value Fund, a series of AXP Variable Portfolio - Partners Series, Inc.

(h)(2) Fee Waiver Agreement, dated September 1, 2004, between American Express Financial Corporation and AXP Variable Portfolio - Small Cap Value Fund, a series of AXP Variable Portfolio - Partners Series, Inc.

(i) Opinion and Consent of Counsel as to the legality of the securities being registered.

(j)       Consent of Independent Registered Public Accounting Firm.